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                                                                    Exhibit 23.1

INDEPENDENT'S AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1, as to Registration Statement No. 333-49967 of Commercial Federal Corporation on Form S-4 of our report dated August 15, 1997 (September 11, 1997 as to Note 29) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), appearing in the Annual Report on Form 10-K of Commercial Federal Corporation for the year ended June 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Omaha, Nebraska
May 1, 1998